Cancer Genetics Reports Third Quarter 2019 Financial Results and Provides Strategic Business Update

RUTHERFORD, N.J., November 20, 2019 — Cancer Genetics, Inc. (Nasdaq: CGIX), a leader in drug discovery and preclinical oncology and immuno-oncology services, today announced strategic, financial and operating results for the third quarter ended September 30, 2019.

RECENT STRATEGIC AND OPERATIONAL HIGHLIGHTS

●	Delivered on cost reduction initiatives and consolidated operational focus on drug discovery and preclinical services

●	Increased Discovery Services revenue in Q3 2019 to $2.1 million, an increase of $0.5 million, or 35% growth in Q3 2019 sequentially over Q2 2019

●	Gross margin on Discovery Services was 53.2%, consistent with Q2 2019 results

●	Completed divestiture of two operating units for cash, notes and future payment streams; received a combined approximately $9.1 million in cash from such transactions in Q3 and October 2019

●	Retained HC Wainwright & Co. to explore strategic alternatives for future merger, sale of other assets, or other strategic transactions

We continue to make progress to improve the Company’s financial profile with the reduction of over $15 million of total liabilities in the nine month period ended September 30, 2019. We received over $9.1 million in cash, including approximately $0.8 million from siParadigm in Q3 and $8.3 million from Interpace Diagnostics Group ($2.3 million in Q3 and $6.0 million in October 2019), the recently announced M&A transactions. We also repaid approximately $9 million in senior secured debt and paid down approximately $2.6 on two unsecured notes payable in October, further reducing our debt and we expect to further reduce our debt throughout Q4 2019, giving the Company time to explore a variety of new strategic alternatives,” said John A. Roberts, Chief Executive Officer of Cancer Genetics.

Additionally, Mr. Roberts stated “our Discovery Services business is self-sustaining, thereby eliminating any further operating cash burn, and we are now focused on collecting cash that is due to the Company, substantially reducing our accounts payable with our unsecured creditors, focusing on the operational elements of our Discovery Services business, and continuing to explore strategic alternatives, which could include the sale of other assets, a merger or other strategic transactions. With these asset sales now completed, we believe the Company is in a good position to explore further strategic initiatives as well as to grow the remaining Discovery Services business”.

THIRD QUARTER 2019 FINANCIAL RESULTS

As described in the Company’s quarterly report for Q3 2019 on Form 10-Q, the Company presented its financial results for its historic BioPharma and Clinical services as discontinued operations, as the result of the two July 2019 divestiture transactions. Going forward, the Company currently has an extensive set of anti-tumor referenced data based on predictive xenograft and syngeneic tumor models from the acquisition of vivoPharm, Pty Ltd. (“vivoPharm”) in 2017, to provide Discovery Services such as contract research services, focused primarily on unique specialized studies to guide drug discovery and development programs in the oncology and immuno-oncology fields. The Company reported total Discovery Services revenue of $2.1 million for the third quarter of 2019 compared to revenue of $0.5 million in the third quarter of 2018, partially the result of recording out of measurement period adjustments to deferred revenue in the Q3 2018 period associated with the vivoPharm acquisition and the corresponding 2018 impact of the adoption of ASC 606.

Gross profit margin from continuing operations was 53.2% or $1.1 million in the third quarter of 2019, compared to -28% or ($0.2) million in the third quarter of 2018. Total operating expenses from continuing operations for the third quarter of 2019 were approximately $4.8 million, compared to $3.1 million in the third quarter of 2018. The increase is the result of recording non-cash, non-recurring charges to goodwill of $2.9 million and merger related costs of $0.3 million. Net loss from continuing operations was $3.7 million in the third quarter of 2019 compared to a net loss of $3.3 million in the same period of 2018, and the comprehensive net income was $1.9 million or $0.98 per share for the third quarter of 2019, compared to a comprehensive net loss of $8.5 million or $9.34 per share for the third quarter of 2018.

Cash and cash equivalents as of September 30, 2019 totaled $2.1 million, compared to $0.2 million as of December 31, 2018, an increase of approximately $2 million.

About Cancer Genetics, Inc.

Through the acquisition of vivoPharm, the Company offers proprietary preclinical test systems supporting clinical diagnostic offerings at early stages, valued by the pharmaceutical industry, biotechnology companies and academic research centers. vivoPharm specializes in conducting studies tailored to guide drug development, starting from compound libraries and ending with a comprehensive set of in vitro and in vivo data and reports, as needed for Investigational New Drug filings. The Company recorded revenue from its Discovery Services business from continuing operations of $4.9 million for the full year 2018 and $5.4 million in the nine month period ended September 30, 2019.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements pertaining to Cancer Genetics, Inc.’s expectations regarding future financial and/or operating results, potential for our tests and services and future revenues or growth in this press release constitute forward-looking statements.

Any statements that are not historical fact (including, but not limited to, statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks with respect to our ability to collect on future income or payment streams and settle with our creditors, risks with respect to our ability to successfully operate the Discovery Services business, risks with respect to our ability to obtain future capital to satisfy our obligations to our lenders and creditors, regulatory risks, risks of cancellation of customer contracts or discontinuance of trials, uncertainties with respect to evaluating strategic options, maintenance of intellectual property rights, risks with respect to maintaining our listing on Nasdaq, and other risks discussed in the Cancer Genetics, Inc. Form 10-K for the year ended December 31, 2018 and Form 10-Q for the quarter ended September 30, 2019, along with other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Cancer Genetics, Inc. disclaims any obligation to update these forward-looking statements.

Investor Contacts:

John A. Roberts
Email: jay.roberts@cgix.com

Cancer Genetics, Inc. and Subsidiaries

Consolidated Balance Sheets (Unaudited)

(in thousands, except par value)

	September 30, 2019	December 31, 2018
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,147	$161
Accounts receivable	813	777
Earn-Out from siParadigm, current portion	693	-
Note receivable from IDXG	6,795	-
Other current assets	1,030	553
Current assets of discontinuing operations	1,125	23,421
Total current assets	12,603	24,912
FIXED ASSETS, net of accumulated depreciation	671	497
OTHER ASSETS
Operating lease right-of-use assets	115	-
Restricted cash	350	350
Earn-Out from siParadigm, less current portion	594	-
Patents and other intangible assets, net of accumulated amortization	3,021	3,349
Investment in joint venture	92	92
Goodwill	3,090	5,963
Other	300	243
Total other assets	7,562	9,997
Total Assets	$20,836	$35,406
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	3,330	3,100
Obligations under operating leases, current portion	207	-
Obligations under finance leases, current portion	60	20
Deferred revenue	1,607	1,215
Convertible note, net	2,273	2,481
Advance from NovellusDx, Ltd., net	1,500	535
Advance from siParadigm, current portion	469	-
Other derivatives	-	86
Current liabilities of discontinuing operations	3,229	20,742
Total current liabilities	12,675	28,179
Obligations under operating leases, less current portion	29	-
Obligations under finance leases, less current portion	148	23
Advance from siParadigm, less current portion	505	-
Deferred rent payable and other	-	154
Warrant liability	15	248
Total Liabilities	13,372	28,604
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, authorized 9,764 shares, $0.0001 par value, none issued	-	-
Common stock, authorized 100,000 shares, $0.0001 par value, 2,101 and 924 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	-	-
Additional paid-in capital	171,696	164,458
Accumulated other comprehensive income (loss)	(101)	60
Accumulated deficit	(164,131)	(157,716)
Total Stockholders’ Equity	7,464	6,802
Total Liabilities and Stockholders’ Equity	$20,836	$35,406

Cancer Genetics, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Other Comprehensive Loss (Unaudited)

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue	$2,069	$535	$5,416	$3,243
Cost of revenues	960	685	2,631	2,145
Gross profit (loss)	1,109	(150)	2,785	1,098
Operating expenses:
General and administrative	1,290	1,939	4,463	5,236
Sales and marketing	322	320	825	900
Impairment of goodwill	2,873	-	2,873	-
Merger costs	284	890	284	890
Total operating expenses	4,769	3,149	8,445	7,026
Loss from continuing operations	(3,660)	(3,299)	(5,660)	(5,928)
Other income (expense):
Interest expense	(200)	(82)	(1,327)	(87)
Interest income	-	-	-	21
Change in fair value of acquisition note payable	5	(13)	12	68
Change in fair value of other derivatives	-	-	86	-
Change in fair value of warrant liability	34	12	233	2,858
Change in fair value of siParadigm Earn-Out	(982)	-	(982)	-
Other expense	-	(55)	(11)	(78)
Total other income (expense)	(1,143)	(138)	(1,989)	2,782
Loss before income taxes	(4,803)	(3,437)	(7,649)	(3,146)
Income tax benefit	-	-	(512)	-
Loss from continuing operations	(4,803)	(3,437)	(7,137)	(3,146)
Income (loss) from discontinuing operations (including gain on disposal of businesses of $8,496 during the three and nine months ended September 30, 2019)	6,778	(5,082)	722	(13,462)
Net income (loss)	1,975	(8,519)	(6,415)	(16,608)
Foreign currency translation gain (loss)	(120)	(30)	(161)	35
Comprehensive income (loss)	$1,855	$(8,549)	$(6,576)	$(16,573)

Basic and diluted net loss per share from continuing operations	$(2.38)	$(3.77)	$(3.86)	$(3.48)
Basic and diluted net income (loss) per share from discontinuing operations	3.36	(5.57)	0.39	(14.87)
Basic and diluted net income (loss) per share	$0.98	$(9.34)	$(3.47)	$(18.35)

Basic and diluted weighted-average shares outstanding	2,014	912	1,850	905